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                                                                     EXHIBIT 4.3





                  CERTIFICATE OF DESIGNATIONS, PREFERENCES AND
             RELATIVE RIGHTS OF SERIES A CONVERTIBLE PREFERRED STOCK
                                       OF
                               BROADBANDNOW, INC.
                                December 16, 1999


                         Pursuant to Section 151 of the
                General Corporation Law of the State of Delaware

         BroadbandNOW, Inc. (the "CORPORATION"), a corporation organized and existing under the General Corporation Law of the State of Delaware, does hereby certify that, pursuant to authority conferred upon the Board of Directors of the Corporation by ARTICLE III of its Certificate of Incorporation, as amended (hereinafter referred to as the "CERTIFICATE OF INCORPORATION"), and pursuant to the provisions of Section 151 of the General Corporation Law of the State of Delaware, the Board of Directors, by unanimous written consent dated as of December 16, 1999, duly approved and adopted the following resolution (the "RESOLUTION"):

         RESOLVED, that, pursuant to the authority vested in the Board of Directors of the Corporation by ARTICLE III of its Certificate of Incorporation, the Board of Directors does hereby create, authorize and provide for the issuance of Series A Preferred Stock, $0.001 par value, with a liquidation preference of $18.80 per share, consisting of Six Million Nine Hundred Thousand (6,900,000) shares, having the designations, preferences, relative, participating, optional and other special rights and the qualifications, limitations and restrictions thereof that are set forth in the Certificate of Incorporation and in this Resolution as follows:

     1. NUMBER OF SHARES. The shares of the initial series of preferred stock shall be designated "Series A Convertible Preferred Stock" (the "PREFERRED STOCK"), and the number of shares of the Preferred Stock which may be issued shall be Six Million Nine Hundred Thousand (6,900,000). The Board of Directors may authorize the issuance of up to 4,893,617 shares of the 6,900,000 authorized shares of the Preferred Stock (i) in consideration for cash payments to the Corporation or (ii) upon consummation of the merger of BBNW Merger Sub, Inc., a Texas corporation ("MERGER SUB"), with and into I 3S, Inc., a Texas corporation ("I 3S TEXAS") to the former I 3S Texas holders of shares of preferred stock upon the conversion of such shares into shares of Preferred Stock or the right to receive Preferred Stock pursuant to the terms of said merger. The remaining 2,006,383 shares of Preferred Stock may only be issued by the Corporation as in-kind dividends on previously issued shares of the Preferred Stock in accordance with SUBSECTION 2.1.1 below.


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     2. PREFERRED STOCK. The  designations,  preferences,  limitations, relative rights and privileges in respect of the Preferred Stock are as follows:

         2.1 DIVIDENDS.

                  2.1.1 The holders of Preferred Stock shall be entitled to receive semi-annual dividends, out of funds legally available therefor, at a rate per share (the "DIVIDEND RATE") equal to the greater of (a) $1.504 per annum per share (said dividend to be appropriately adjusted for stock divisions, dividends, combinations, recapitalizations and reclassifications), or (b) if a dividend (other than a dividend payable in shares of Common Stock) is declared during such semi-annual period on the Common Stock (or any class thereof), subject to the approval or consent of the holders of the Preferred Stock as provided in SECTION 2.2 hereof, an amount per share equal to the aggregate amount of dividends declared with respect to that number of shares of the Common Stock into which the Preferred Stock then outstanding shall then be convertible pursuant to SECTION 2.5 hereof, divided by the number of shares of the Preferred Stock then outstanding. Such dividends shall be fully cumulative, prior and in preference to any declaration or payment of any dividend or other distribution on any other class or series of capital stock of the Corporation but shall be payable only when, as and if declared by the Board of Directors of the Corporation out of funds legally available for the payment of dividends. Payments of dividends shall be made in arrears, at the election of the Corporation, (i) in cash or (ii) in kind in the form of additional shares of Preferred Stock, provided, however, that all accrued but unpaid dividends on the Preferred Stock must be paid, in arrears, in cash, before payment of any cash dividends on any other series or class of capital stock of the Corporation.

         Semi-annual dividend periods (each a "SEMI-ANNUAL DIVIDEND PERIOD") shall commence on January 1 and July 1, in each year, except that the first Semi-annual Dividend Period shall commence on the date of issuance of the Preferred Stock, and shall end on and include the day immediately preceding the first day of the next Semi-annual Dividend Period. Dividends on the shares of Preferred Stock shall be payable on January 1 and July 1 of each year (a "DIVIDEND PAYMENT DATE"), commencing July 1, 1999; provided, however, that no obligation to pay a dividend shall exist until such dividends are declared by the Board of Directors. Each such dividend shall be paid to the holders of record of the Preferred Stock as they shall appear on the stock register of the Corporation on such record date, not exceeding 45 days preceding such Dividend Payment Date, as shall be fixed by the Board of Directors of the Corporation or a duly authorized committee thereof.

         If, on any Dividend Payment Date, all accrued and unpaid dividends provided for in this SECTION 2.1 are not paid to the holders of the Preferred Stock (whether declared or undeclared), whether in cash or in additional shares of Preferred Stock, then such dividends shall cumulate with additional dividends thereon, compounded semi-annually, at the dividend rate applicable to the Preferred Stock as provided in this SECTION 2.1, for each succeeding full Semi-annual Dividend Period during which such dividends shall remain unpaid. In the event the Corporation elects to pay dividends in additional shares of Preferred Stock, the Corporation shall on the Dividend Payment Date deliver to the holders certificates representing such shares.


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         Notwithstanding anything to the contrary in this Certificate of
Designation, in the event any conversion (including into Class A Common Stock), redemption or liquidation occurs as of a date other than on a Dividend Payment Date, the holder of Preferred Stock shall be paid, out of funds legally available therefor, a pro rata dividend equal to the dividend payable for that Semi-annual Dividend Period multiplied by a fraction, the numerator of which is the number of days that have elapsed since the last Dividend Payment Date and the denominator of which is the number of days in the Semi-annual Dividend Period in which the conversion, redemption or liquidation occurs.

         If the Corporation elects to pay a dividend on the Preferred Stock in kind in the form of additional shares of Preferred Stock, the Corporation shall issue and deliver to each holder of the shares of Preferred Stock in lieu of, and in full satisfaction of, any dividends not paid in cash, additional shares of Preferred Stock with an aggregate Liquidation Preference equal to the dividend not paid in cash, with any fractional share owing such holder of shares of Preferred Stock to be held by the Corporation and paid in the form of a whole share when any fractional shares owed to such holder of the shares of Preferred Stock equal at least one whole share and any such fractional shares thereafter to be held and accounted for by the Corporation in accordance with generally accepted accounting principles until paid as a whole share or shares.

                  2.1.2 The amount of any dividends accrued on any share of the Preferred Stock on any Dividend Payment Date shall be deemed to be the amount of any unpaid dividends accumulated thereon to and including such Dividend Payment Date, whether or not earned or declared. The amount of dividends accrued on any share of the Preferred Stock on any date other than a Dividend Payment Date shall be deemed to be the sum of (i) the amount of any unpaid dividends accumulated thereon to and including the last preceding Dividend Payment Date, whether or not earned or declared, and (ii) an amount determined by multiplying
(x) the Dividend Rate by (y) a fraction, the numerator of which shall be the number of days from the last preceding Dividend Payment Date to and including the date on which such calculation is made and the denominator of which shall be the full number of days in such Semi-annual Dividend Period.

                  2.1.3 Immediately prior to authorizing or making any distribution in redemption or liquidation with respect to the Preferred Stock (other than a purchase or acquisition of Preferred Stock pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding Preferred Stock), the Board of Directors shall, to the extent of any funds legally available therefor, declare a dividend in cash on the Preferred Stock payable on the distribution date in an amount equal to any accrued and unpaid dividends on the Preferred Stock as of such date.

                  2.1.4 In the event there have been any accrued and unpaid dividends on the Preferred Stock at the time of the consummation of an Approved Offering, the Corporation shall first pay in cash all accrued and unpaid dividends (together with any dividends calculated through the date of consummation of the Approved Offering) on the Preferred Stock from the proceeds from the Approved Offering.


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                  2.1.5 Except as provided under SUBSECTION 2.1.6 or SECTION
2.4, the Corporation shall not declare or pay any dividend or make any other distribution on any shares of Parity Stock or Junior Stock (other than dividends payable in Parity Stock or Junior Stock, as the case may be, to holders thereof) or purchase, redeem or otherwise acquire for consideration any shares of Parity Stock or Junior Stock, unless all aggregate accrued dividends on all outstanding shares of Preferred Stock shall have been paid for all past periods.

                  2.1.6 If any dividends shall have been declared but not paid in full or funds set apart for payment in full on the payment date for such dividends on the outstanding shares of the Preferred Stock and any Parity Stock that is equal in rank as to dividends, then, to the extent any dividends are thereafter paid or set apart for payment on the outstanding shares of the Preferred Stock or such Parity Stock, the money for such payment or so set aside shall be shared ratably by the holders of the outstanding shares of the Preferred Stock and the holders of the outstanding Parity Stock in proportion to the respective unpaid dividends.

                  2.1.7 All accumulated and unpaid dividends on the Series A Convertible Preferred Stock of I 3S Texas that, upon the merger of Merger Sub with and into I 3S Texas, are to be cancelled and converted into the right to receive an equal number of shares of Preferred Stock, shall be deemed to be accumulated and unpaid dividends on such shares of Preferred Stock. Dividends on each outstanding share of Preferred Stock shall accumulate from the date of original issuance of the share of the preferred stock of I 3S Texas in exchange for which such share of Preferred Stock is originally issued.

         2.2 VOTING RIGHTS.

                  2.2.1 The holders of Preferred Stock shall have no voting rights whatsoever, except as set forth below in SUBSECTION 2.2.2 or as otherwise existing under applicable law.

                  2.2.2 So long as any shares of Preferred Stock are outstanding, the Corporation shall not, without first obtaining the approval (by vote or written consent) of the holders of at least a majority of the shares of Preferred Stock then outstanding, voting as a separate class, take any action to:

                           2.2.2.1 approve an agreement or plan of merger or
consolidation or conversion under which the Corporation is to merge or consolidate with or into any other corporation or convert into any other business entity;

                           2.2.2.2 approve any sale or transfer of all or
substantially all of the assets of the Corporation;

                           2.2.2.3 create, authorize or issue any share of any
series or class of Prior Stock or Parity Stock, including the issuance of any debt securities, stock or other security convertible into any class or series of Prior Stock or Parity Stock;


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                           2.2.2.4 repurchase, redeem or retire any shares of
Preferred Stock or Parity Stock except pursuant to any provision of this Certificate of Designation;

                           2.2.2.5 repurchase, redeem or retire any shares of
Common Stock or Junior Stock;

                           2.2.2.6 amend, alter or repeal any of the provisions
of the Certificate of Incorporation or this Certificate of Designation, if such amendment, alteration or repeal would adversely affect any privilege, preference, right or power of the Preferred Stock or the holders thereof;

                           2.2.2.7 increase or decrease the authorized number of
shares of Preferred Stock; or

                           2.2.2.8 authorize or pay any dividend or other
distribution (other than dividends payable to the holders of Preferred Stock as contemplated by SUBSECTION 2.1.1 and dividends on the Class A Common Stock payable in additional shares of Class A Common Stock) with respect to the Preferred Stock or the Common Stock.

                  2.2.3 In addition to the special voting rights provided in SUBSECTION 2.2.2 above, the holders of the Preferred Stock shall also have the right to vote as a separate class on any matter if required by the General Corporation Law of the State of Delaware or any successor statute.

        2.3 PREEMPTIVE RIGHTS. The holders of the Preferred Stock shall have the preemptive right to subscribe for any and all issuances of (i) Common Stock or other equity securities of the Corporation; (ii) options to purchase or rights to subscribe for Common Stock or other equity securities of the Corporation;
(iii) securities convertible into or exchangeable for Common Stock or other equity securities of the Corporation; and (iv) options to purchase or rights to subscribe for such convertible or exchangeable securities; provided that, the holders of the Preferred Stock shall not have a preemptive right to subscribe for (i) Compensatory Securities (as adjusted to provide for any dividends, stock distributions, splits, combinations or recapitalization), (ii) securities to be issued in connection with a merger, an acquisition or an offering for property interests (other than cash or new deferred payment obligations), (iii) securities to be issued upon the conversion of previously outstanding convertible securities, (iv) securities to be issued pursuant to SECTION 2.1 and
(v) securities to be issued in an Approved Offering, or where the preemptive rights have been waived by a majority of the Preferred Stock then outstanding. In the event the Corporation shall propose to issue any securities with respect to which the holders of the Preferred Stock have the preemptive rights set forth above, the Corporation shall first make an offering of Preferred Stock in accordance with the following provisions.

                  2.3.1 The Corporation shall deliver a notice by certified mail (the "PREEMPTION NOTICE") to the holders of Preferred Stock stating (i) its bona fide intention to offer such shares or other securities, (ii) the number of such shares or other securities to be offered, and (iii) the price and all material terms, if any, upon which it proposes to offer such shares or


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other securities. Such notice shall be given at the addresses of the holders as reflected in the Corporation's stock transfer records.

                  2.3.2 Within 20 calendar days after receipt of the Preemption Notice, each holder of Preferred Stock may elect to purchase or obtain, at the price and on the terms specified in the Preemption Notice, up to that portion of such shares or other securities which equals the proportion that the number of shares of Common Stock owned or issuable upon conversion and exercise of all convertible and exercisable securities then held by such holder, including the Preferred Stock, bears to the total number of shares of Common Stock then outstanding (assuming full conversion and exercise of all convertible or exercisable securities). The Corporation shall promptly, in writing, inform each holder of Preferred Stock that purchases all the shares or other securities available to it (each a "FULLY-EXERCISING HOLDER") of any other holder's failure to do likewise.

                  2.3.3 The Corporation may, during the 90-day period following the expiration of the period provided in SUBSECTION 2.3.2 above, offer the remaining unsubscribed portion of the shares to any person or persons at a price not less than, and upon terms no more favorable to the offeree than those specified in the Preemption Notice. If the Corporation does not enter into an agreement for the sale of the shares within such period, or if such agreement is not consummated within 90 days of the execution thereof, the right provided hereunder shall be deemed to be revived and such shares shall not be offered unless first offered to the holders of Preferred Stock in accordance herewith.

         2.4 LIQUIDATION RIGHTS.

                  2.4.1 In the event of a Liquidation, the holders of Preferred Stock shall be entitled to receive, out of the assets of the Corporation legally available for distribution to stockholders and before any payment shall be made or any assets distributed to the holders of Junior Stock, an amount per share equal to the sum in cash of (i) $18.80 (the "LIQUIDATION PREFERENCE"), plus (ii) on a per share basis, an amount equal to all dividends, if any, accumulated and unpaid, whether or not declared or earned, as of the date of the final distribution to the holders of the Preferred Stock. If the Corporation at any time after the Issuance Date effects a subdivision of the outstanding Preferred Stock, the Liquidation Preference for the Preferred Stock in effect immediately before the subdivision shall be proportionately decreased, and conversely, if the Corporation at any time after the Issuance Date effects a combination of the Preferred Stock, the Liquidation Preference for the Preferred Stock in effect immediately before the combination shall be proportionately increased. Any such adjustment to the Liquidation Preference shall become effective at the time the subdivision or combination becomes effective.

                  2.4.2 After payment to the holders of Preferred Stock of the amounts set forth in SUBSECTION 2.4.1 above, the remaining assets of the Corporation shall first be distributed to the holders of Class B Common Stock and Class C Common Stock in accordance with ARTICLE III of the Certificate of Incorporation, and then the holders of the Corporation's Common Stock shall be entitled to share in all of the remaining assets and funds of the Corporation ratably in proportion to the number of shares of Common Stock then outstanding.


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                  2.4.3 If, upon any Liquidation, the assets to be distributed among the holders of Preferred Stock and any Parity Stock that is of equal rank as to distributions of assets shall be insufficient to permit payment to such holders of the full amounts to which they shall be entitled, the holders of Preferred Stock and such Parity Stock shall share ratably in any such distribution of assets in accordance with the percentage which would be payable if all such amounts were paid in full.

                  2.4.4 The Corporation shall provide written notice to each holder of Preferred Stock at least 20 days prior to any event of Liquidation or a Change of Control.

                  2.4.5 By giving written notice to the Corporation prior to any Liquidation or Change of Control, the holders of Preferred Stock may, at their option, elect to forego their Liquidation Preference, and have their shares of Preferred Stock converted into Class A Common Stock immediately prior to the event of Liquidation or Change of Control pursuant to SUBSECTION 2.5.2 hereof.

                  2.4.6 Except with respect to holders that elect to convert their shares of Preferred Stock into Class A Common Stock, for purposes of this
SECTION 2.4, the holders of a majority of the Preferred Stock may elect to have treated as a Liquidation: (i) the consolidation or merger of the Corporation with or into any other corporation or any other reorganization of the Corporation, unless the stockholders of the Corporation immediately prior to any such transaction are holders of a majority of the voting securities of the surviving or acquiring corporation immediately thereafter (and for purposes of this calculation equity securities which any stockholder or the Corporation owned immediately prior to such merger or consolidation as a stockholder of another party to the transaction shall be disregarded); or (ii) the sale or other transfer in a single transaction or a series of related transactions of all or substantially all of the assets of the Corporation.

         2.5 CONVERSION RIGHTS OF PREFERRED STOCK.

                  2.5.1 Automatic Conversion. Upon the occurrence of an Approved Offering, each share of Preferred Stock shall immediately and automatically be converted into such number of fully paid and nonassessable shares of Class A Common Stock equal to the product of (A) the number of shares of Preferred Stock held by such stockholder, multiplied by (B) the number determined by dividing the then current Liquidation Preference by the then current Conversion Price. The Corporation shall give not less than (i) ten (10) days prior written notice to each holder of Preferred Stock of the estimated date of such Approved Offering and (ii) three (3) days prior written notice of the actual date of the Approved Offering. The Corporation and the holders of the Preferred Stock shall carry out the exchange procedures set forth under SUBSECTION 2.5.3 as soon as practicable on or after the consummation of the Approved Offering, it being acknowledged by the Corporation that no holder shall be required to give the notice otherwise required in SUBSECTION 2.5.2.

                  2.5.2 Optional Conversion. A holder of shares of Preferred Stock may, at his option, at any time and from time to time, convert all or any part of the shares of Preferred Stock beneficially owned by such holder into such number of fully paid nonassessable shares of


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Class A Common Stock equal to the product of (A) the number of shares of
Preferred Stock held by such stockholder, multiplied by (B) the number determined by dividing the then current Liquidation Preference by the then current Conversion Price, by giving written notice to the Corporation and delivering the certificates evidencing the Preferred Stock in accordance with SUBSECTION 2.5.3 below. Such notice shall specify the date and place for the consummation of the conversion (hereinafter such date, or the date of conversion under SUBSECTION 2.5.1 above, or such other date as may be fixed by the mutual agreement of the Corporation and such holder as the date for the particular conversion, is referred to as the "CONVERSION DATE").

                  2.5.3 Exchange of Stock Certificates. Following a conversion pursuant to SUBSECTION 2.5.1 or 2.5.2 above, each holder of shares of Preferred Stock shall surrender such holder's certificates evidencing such shares, at the principal office of the Corporation or at such other place as the Corporation shall designate, and shall thereupon be entitled to receive certificates evidencing the number of shares of Class A Common Stock into which such shares of Preferred Stock have been converted. The Corporation, on the Conversion Date, in exchange for the foregoing, will deliver to such holder or holders of the Preferred Stock to be converted a certificate or certificates for the number of shares of Class A Common Stock to which such holder shall be entitled as aforesaid. Upon the Conversion Date, each holder of shares of Preferred Stock to be converted into shares of Class A Common Stock shall be deemed to be the holder of record of the Class A Common Stock issuable upon such conversion, notwithstanding that the certificates representing such shares of Preferred Stock shall not have been surrendered at the office of the Corporation, that notice from the Corporation regarding the conversion shall not have been received by any holder of shares of Preferred Stock, or that the certificates evidencing such shares of Class A Common Stock shall not have been actually delivered to such holder.

                  2.5.4 Dividends. No adjustment to the Conversion Price shall be made for cash dividends declared but unpaid on any shares of the Preferred Stock that shall be converted or for cash dividends on any Common Stock that shall be issued upon such conversion, but all cash dividends declared and unpaid on such shares of the Preferred Stock as of the Conversion Date shall constitute a debt of the Corporation payable to the converting holder, and no cash dividend shall be paid upon the Common Stock until such debt shall be paid or sufficient funds set apart for the payment thereof.

                  2.5.5 Adjustments to Conversion Price.

                           2.5.5.1 Adjustment for Subdivisions and Combinations.
If the Corporation at any time or from time to time after the Issuance Date effects a subdivision of the outstanding Class A Common Stock into a larger number of shares, the Conversion Price for the Preferred Stock then in effect immediately before that subdivision shall be proportionately decreased, and conversely, if the Corporation at any time or from time to time after the Issuance Date combines the outstanding shares of Class A Common Stock into a smaller number of shares, the Conversion Price for the Preferred Stock then in effect immediately before the combination shall be proportionately increased. Any adjustment under this PARAGRAPH 2.5.5.1 shall become effective at the time the subdivision or combination becomes effective.


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                           2.5.5.2 Adjustment for Certain Dividends and
Distributions. In the event the Corporation at any time or from time to time after the Issuance Date declares or makes a dividend or other distribution with respect to the Class A Common Stock payable in additional shares of Class A Common Stock, then and in each such event the then current Conversion Price for the Preferred Stock shall be decreased effective as of the date the additional shares of Class A Common Stock are issued by multiplying the then current Conversion Price for the Preferred Stock by a fraction (A) the numerator of which is the total number of shares of Class A Common Stock issued and outstanding immediately prior to the issuance of the additional shares of Class A Common Stock and (B) the denominator of which is the total number of shares of Class A Common Stock issued and outstanding immediately after the issuance of the additional shares of Class A Common Stock.

                           2.5.5.3 Adjustment for Other Dividends and
Distributions. In the event the Corporation at any time or from time to time after the Issuance Date declares or makes a dividend or other distribution with respect to the Class A Common Stock payable in securities of the Corporation other than additional shares of Class A Common Stock, then in each such event provision shall be made so that the holders of Preferred Stock shall receive upon conversion thereof, in addition to the number of shares of Class A Common Stock receivable thereupon, the amount of securities of the Corporation that they would have received had their Preferred Stock been converted into Class A Common Stock prior to the effective date of the issuance of such other securities.

                           2.5.5.4 Adjustment for Recapitalization,
Reclassification or Other Change. If the Class A Common Stock issuable upon the conversion of the Preferred Stock is changed into the same or a different number of shares of any other class or classes of stock, whether by recapitalization, reclassification or other change (other than a subdivision or combination of shares, a stock dividend or distribution, or a reorganization, provided for elsewhere in this SUBSECTION 2.5.5) or into other securities or property, then in each such event provision shall be made so that the holders of Preferred Stock shall receive upon conversion thereof the kind and amount of stock and other securities and property that they would have received had their Preferred Stock been converted into Class A Common Stock immediately prior to such recapitalization, reclassification or change, all subject to further adjustment as provided herein.

                           2.5.5.5 Adjustment for Reorganizations. If at any
time or from time to time there is a capital reorganization of the Class A Common Stock (other than a recapitalization, reclassification or other change provided for elsewhere in this SUBSECTION 2.5.5), then in each such event, provision shall be made so that the holders of Preferred Stock shall receive upon conversion thereof, the kind and amount of stock and other securities and property that they would have received had their Preferred Stock been converted into Class A Common Stock immediately prior to such reorganization, all subject to further adjustment as provided herein. In any such case, appropriate adjustment shall be made in the application of the provisions of this SUBSECTION
2.5.5 with respect to the rights of holders of the Preferred Stock after the reorganization to the end that the provisions of this SUBSECTION 2.5.5 (including adjustment of the Conversion Price for such Preferred Stock then in effect and number of shares



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purchasable upon conversion of such Preferred Stock) shall be applicable after that event and be as nearly equivalent to the provisions hereof as may be practicable.

                           2.5.5.6 Minimum Adjustment. Except as hereinafter
provided, no adjustment of the Conversion Price hereunder shall be made if such adjustment results in a change of the Conversion Price then in effect of less than 0.1%. Any adjustment of less than 0.1% shall be carried forward and shall be made at the time of and together with any subsequent adjustment which, together with the adjustment or adjustments so carried forward, amounts to 0.1% or more of the Conversion Price then in effect. However, upon conversion of the Preferred Stock, the Corporation shall make all necessary adjustments not theretofore made to the Conversion Price up to and including the date of such conversion.

                  2.5.6 Notice of Adjustments. Whenever the Conversion Price or the amount of Class A Common Stock or other securities deliverable upon the conversion of the Preferred Stock shall be adjusted pursuant to the provisions hereof, the Corporation shall forthwith file, at its principal executive office and with any transfer agent or agents for its Preferred Stock and Class A Common Stock, a statement, signed by an authorized officer of the Corporation, stating the newly adjusted Conversion Price and adjusted amount of its Class A Common Stock or other securities deliverable per share of the Preferred Stock calculated to the nearest one one-hundredth and setting forth in reasonable detail the method of calculation and the facts requiring such adjustment and upon which such calculation is based and shall mail such certificate, by first class mail, postage prepaid, to each registered holder of the Preferred Stock at the holder's address as shown in the Corporation's books.

                  2.5.7 Reservation of Common Stock. The Corporation shall at all times reserve and keep available out of its authorized but unissued Class A Common Stock the full number of shares of Class A Common Stock deliverable upon the conversion of all the then outstanding shares of Preferred Stock and shall take all such action and obtain all such permits or orders as may be necessary to enable the Corporation lawfully to issue such Class A Common Stock upon the conversion of the Preferred Stock.

                  2.5.8 No Fractional Shares. No fractions of shares of Class A Common Stock shall be issued upon conversion. If more than one share of Preferred Stock shall be converted at any one time by the same holder, the number of full shares of Class A Common Stock issuable upon conversion thereof shall be computed on the basis of the aggregate number of shares of Preferred Stock so surrendered. In lieu of any fractional shares that would otherwise be issuable upon conversion of any shares of Preferred Stock, the Corporation shall when, as and if funds are legally available therefor pay cash equal to such fraction multiplied by the fair market value of a share of Class A Common Stock as determined by the Board of Directors.

                  2.5.9 Consolidation, Mergers. In case of any consolidation or merger of the Corporation with or into another corporation, or in case of any sale or conveyance to another corporation of all or substantially all of the assets of the Corporation, the holder of each share of the Preferred Stock then outstanding shall have the right thereafter, so long as such holder's conversion right hereunder shall exist, to convert such share of the Preferred Stock into the kind and amount of shares of stock and other securities and property receivable upon such


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consolidation, merger, sale or conveyance by the holder of the number of shares of Class A Common Stock of the Corporation into which such share of the Preferred Stock might have been converted immediately prior to such consolidation, merger, sale or conveyance, and the Corporation shall cause proper provision to be made in the Articles or Certificate of Incorporation of the resulting or surviving corporation or otherwise to protect such conversion right.

                  2.5.10 Payment of Taxes. The Corporation shall pay all issue taxes, if any, incurred in connection with the issuance of its Class A Common Stock or other securities or properties on conversion of any shares of the Preferred Stock, but the Corporation shall not pay any transfer or other taxes incurred by reason of the issuance of such Class A Common Stock or other securities or properties in names other than those in which the share or shares of the Preferred Stock surrendered for conversion may stand.


                  2.5.11 Adjustments to Remain Effective. Any adjustment of the Conversion Price herein provided shall remain in effect until further adjustment of the Conversion Price is required hereunder.

         2.6 REDEMPTION.

                  2.6.1 Mandatory Redemption at Election of Preferred Stock. The Corporation shall be obligated to redeem and shall promptly redeem all of the shares of Preferred Stock, upon written request by the holders of a majority of the issued and outstanding shares of Preferred Stock after the occurrence of a Triggering Event, for an amount per share equal to (i) the Liquidation Preference, plus (ii) on a per share basis, an amount equal to all dividends, if any, accumulated and unpaid, whether or not declared or earned (including any dividends thereon calculated through the date of redemption) (the "MANDATORY REDEMPTION OBLIGATION").

                  2.6.2 Failure to Make Payment. If and so long as the Mandatory Redemption Obligation with respect to Preferred Stock shall not fully be discharged, the Corporation shall not, directly or indirectly, declare or pay any dividend or make any distributions on, or purchase, redeem or retire, or satisfy any mandatory or optional redemption, sinking fund or other similar obligation in respect of, any Parity Stock or Junior Stock or warrants, rights or options exercisable for any such Parity Stock or Junior Stock (other than dividends or distributions payable in a particular class or series of such Parity Stock or Junior Stock, as the case may be, to holders thereof), except that the Corporation may redeem Parity Stock that is also subject to mandatory redemption provisions at such time on a pro rata basis with any required redemption of the Series A Preferred Stock based on the relative required redemption payment amounts.

         2.7 RIGHT OF FIRST REFUSAL. The Preferred Stock shall be "Required Preferred Stock" for purposes of SUBSECTION 3.1.10 of the Corporation's Certificate of Incorporation.


         2.8 CERTAIN DEFINITIONS. For purposes of this Certificate of Designation, the following terms have the following meanings:

          "APPROVED OFFERING" shall mean the consummation of the first underwritten public offering of Common Stock of the Corporation pursuant to a registration statement filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (or any successor provision), with a concurrent listing on the New York Stock Exchange, the American Stock Exchange, or the Nasdaq Stock Market, Inc. at an initial offering price of at least $20.00 per share (subject to adjustment for subsequent stock divisions, stock combinations and stock dividends with respect to the Common Stock) that results in gross proceeds to the Corporation (before deduction of underwriting discounts and expenses of sale) of not less than $30,000,000.

          "CHANGE OF CONTROL" shall mean the occurrence of any of the events described in Subsection 2.4.6.

          "COMPENSATORY SECURITIES" shall mean shares of Common Stock, rights, options or warrants granted or awarded by the Corporation, with the approval of its Board of Directors, to employees or directors of the Corporation as compensation for service to the Corporation in any such capacities, if such rights, options or warrants are granted at an exercise price or value not less than the fair market value of a share as of the date of grant and do not exceed an aggregate of 6,000,000 shares of Class A Common Stock (as adjusted to provide for any dividends, stock distributions, splits, combinations or recapitalizations).

          "COMMON STOCK" shall mean, collectively, the Class A Common Stock, the Class B Common Stock and the Class C Common Stock of the Corporation.

          "CONVERSION PRICE" shall mean the price at which shares of the Class A Common Stock shall be deliverable upon conversion of the Preferred Stock as adjusted from time to time as herein provided. The Conversion Price for the Preferred Stock shall initially be $18.80 per share.

          "ISSUANCE DATE" shall mean the actual initial date of issuance of the Preferred Stock.

          "JUNIOR STOCK" shall mean all Common Stock and all other shares of stock of any other class of the Corporation, whether or not presently authorized, ranking as to redemption, conversion, payment of dividends or distribution of assets junior to the Preferred Stock.

          "LIQUIDATION" shall mean any voluntary and involuntary liquidation, dissolution or winding up of the Corporation (including without limitation a liquidation or reorganization under Chapter 11 of the United States Bankruptcy Code, as amended and as may hereinafter be amended).

          "PARITY STOCK" shall mean all stock of the Corporation, whether or not presently authorized, ranking, as to redemption, conversion, payment of dividends or distribution of assets, on a parity with the Preferred Stock.

          "PRIOR STOCK" shall mean all stock ranking, as to redemption, conversion, payment of dividends or distribution of assets, prior to the Preferred Stock.

          "STOCK PURCHASE AGREEMENTS" shall mean those certain Stock Purchase Agreements by and among I(3)S Funding I, L.L.C. ("FUNDING"), Blue Ridge Investors Limited Partnership ("BLUE RIDGE"), Spotswood Capital, LLC ("SPOTSWOOD"), the Corporation, James R. Price, Gary A. Dobbins, Clay C. Scott, Jr., Charles Bo Price and George Venner dated as of April 4, 1997, March 31, 1998 (as amended June 30, 1998), and December 30, 1998, respectively, whereby Funding purchased an aggregate of 4,979,777 shares of Class B Common Stock, and dated as of July 10, 1998 and December 30, 1998, respectively, whereby Blue Ridge and Spotswood each purchased 1,037,232 shares of Class C Common Stock, all of which were further amended as of the Issuance Date.

          "TRIGGERING EVENT" shall mean the earlier to occur of (x) June 15, 2004, (y) a Change of Control, or (z) the sale of a majority of the assets of the Corporation.

          2.9 PROHIBITION AGAINST REISSUANCE OF SHARES OF PREFERRED STOCK. Any shares of Preferred Stock that are repurchased or otherwise acquired by the Corporation or shares of Preferred Stock canceled upon conversion of the Preferred Stock into shares of Class A Common Stock may not be reissued by the Corporation."



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         IN WITNESS WHEREOF, and in accordance with Section 151 of the General
Corporation Law of the State of Delaware, the undersigned has executed this Certificate of Designation as of the date first above written.

                                     BROADBANDNOW, INC.


                                     By:
                                         ---------------------------------------
                                           Name:
                                                 -------------------------------
                                           Title:
                                                  ------------------------------